August 13, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:  Trafalgar Resources, Inc.

To Whom It May Concern:

We have read the statements that we understand Trafalgar Resources, Inc. will include under Item 4.01 of its Form 8-K regarding the change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

Pinnacle Accountancy Group of Utah (a dba of Heaton and Company, PLLC)